THE LEBRECHT GROUP

A PROFESSIONAL LAW CORPORATION

Brian A. Lebrecht, Esq.

Craig V. Butler, Esq.

Admitted only in California*

August 1, 2012

Sunpeaks Ventures, Inc.

9337 Fraser Ave.

Silver Spring, MD 20910

Ladies and Gentlemen:

You have requested our opinion as counsel for Sunpeaks Ventures, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 40,000,000 shares of Company common stock issuable under the Sunpeaks Ventures, Inc. 2012 Omnibus Stock Grant and Option Plan.

We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about August 2, 2012, (the “Registration Statement”).  We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/  The Lebrecht Group, APLC

The Lebrecht Group, APLC

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